Exhibit 99.1

FOR IMMEDIATE RELEASE

April 23, 2008

Contacts:                 Melanie J. Dressel, President and

Chief Executive Officer

(253) 305-1911

Gary R. Schminkey, Executive Vice President

and Chief Financial Officer

(253) 305-1966

COLUMBIA BANKING SYSTEM ANNOUNCES INCREASED

FIRST QUARTER 2008 EARNINGS

1st QUARTER 2008 HIGHLIGHTS

•	Earnings of $11 million, up 51% from $7.3 million for the 1st quarter 2007

•	Diluted earnings per share of $0.61, a 36% increase from $0.45 for the 1st quarter 2007

•	Core earnings of $8.6 million, or $0.48 per diluted share

•	Net interest margin increased to 4.38% from 4.37% in the 1st quarter of 2007 and from 4.29% in the 4th quarter of 2007

•	Non-performing assets to total assets remained at 0.46% from December 2007

TACOMA, Washington — Columbia Banking System, Inc. (NASDAQ: COLB) today announced earnings for the first quarter 2008 of $11.0 million, an increase of 51% from $7.3 million for the first quarter of 2007. Diluted earnings per share were $0.61, an increase of 36% from $0.45 per share one year ago. The increase in net income for first quarter 2008 as compared to the same period last year is primarily due to higher net interest income, and a 64% increase in noninterest income coupled with only a 15% increase in noninterest expense. Return on average assets and return on average equity for the first quarter 2008 were 1.39% and 12.60%, respectively, compared to 1.14% and 11.52%, respectively, for the same period in 2007. Revenue (net interest income plus noninterest income) was $40.5 million for the first quarter of 2008, up 31% from $30.9 million one year ago. Results for the first quarter reflect the financial consolidation of Mountain Bank Holding Company and Town Center Bancorp, which were both acquired on July 23, 2007; consequently, the first quarter 2007 financial information does not include the results of the two organizations. Additionally, first quarter 2008 earnings per diluted share were impacted due to an increase in the total number of shares outstanding as a result of shares issued in conjunction with the 2007 acquisitions.

Core Earnings

(A non-GAAP measure of income from customary business activities)

	Three months ended March 31,
(Dollars in thousands, except per share data)	2008	2007
Net Income	$10,977	$7,283
Deduct:
Gain on sale of investment securities, net of tax	573	—
Redemption of Visa Shares, net of tax	1,275	—
Recapture of previously accrued Visa litigation expense, net of tax	578	—

Core Earnings	$8,551	$7,283

Earnings per Diluted Share:
GAAP earnings	$0.61	$0.45
Core earnings	$0.48	$0.45
Core Net Interest Margin	4.30%	4.37%

During the first quarter, Columbia recorded a gain of $881,872 ($573,000 net of tax) on the sale of investment securities. The gain resulted from the execution of a strategy to extend the weighted average life of approximately $50 million of the portfolio that was maturing in 18 months or less. In March 2008, Visa Inc (“Visa”) completed its initial public offering (“IPO”) and as a result Columbia received 118,637 shares of Visa Inc. Class B stock which were subject to a partial mandatory redemption. On March 28, 2008 Visa redeemed 45,866 shares of Columbia’s stock for net cash proceeds of $1.96 million ($1.3 million net of tax). In conjunction with the completion of Visa’s IPO, Columbia also recognized a pre-tax recapture of previously accrued Visa litigation expense in the amount of $889,200 ($578,000 net of tax). For comparative purposes, the amounts contained in the above table have been tax affected by the statutory tax rate of 35% to illustrate their impact on net income. The first quarter 2008 net interest margin was impacted by a dividend received from a U.S. government-sponsored enterprise preferred security. Excluding this dividend, the first quarter 2008 net interest margin was 4.30 % compared to 4.37% for the first quarter 2007.

Melanie J. Dressel, President and Chief Executive Officer, commented, “We are pleased with the results of our continued focus on fundamentals and on attracting and expanding our customer relationships. Our core results reflect our stable net interest margin and effective control of our noninterest expense, which continues to be a high priority for us. Our concentration on fundamental business practices and core strategies has positioned us well for the softening economy and extremely competitive banking environment.”

Ms. Dressel noted, “We increased our net interest margin, a significant achievement in light of the 200 basis point drop in short-term rates during the first quarter and the margin compression that many of our peers are experiencing. Our net interest margin for the first quarter 2008 was 4.38% compared to 4.37% in the first quarter of 2007, and 4.29% in the fourth quarter of 2007. We were able to mitigate the impact of decreasing loan rates through appropriate deposit repricing and reduced wholesale funding costs. We will maintain our focus on actively managing our balance sheet to minimize contraction of our net interest margin if we see additional lowering of short-term interest rates.”

At March 31, 2008, Columbia’s total assets were $3.25 billion, an increase of 2% from $3.18 billion at December 31, 2007. Total loans were $2.30 billion at March 31, 2008, up slightly from $2.28 billion at year-end 2007. Total deposits were $2.53 billion at March 31, 2008, a slight increase from $2.50 billion at December 31, 2007. Core deposits were $1.68 billion at the end of the first quarter of 2008, up 11% from $1.52 billion at year-end 2007. Core deposits were 67% of total deposits at March 31, 2008.

Mark W. Nelson, Executive Vice President and Chief Operating Officer, said, “Our average loans for the first quarter 2008 were up $62.7 million over the fourth quarter 2007, although first quarter growth was moderated by loan payoffs late in the quarter. Period-end loans grew a net of $17.7 million for the first quarter 2008, primarily from commercial business loans, which rose $17.8 million, or 2.3% from year-end 2007, followed by an increase of $13.7 million primarily in advances under pre-existing relationships in our one-to-four family residential construction portfolio, and finally, from a $3.5 million increase in consumer loans. These increases were tempered by declines in our real estate and commercial construction loans, which declined by $17.3 million, due to contractual repayment and refinancing activity.”

Mr. Nelson further noted, “We are pleased with the positive trends in our deposit growth, despite tough competition for low-cost deposits. While historically we experience seasonal reductions in business-related balances during the first quarter, our period-end core deposit balances have regenerated quickly, increasing nearly $11 million since year-end 2007. We attribute this success to both our retail and commercial focus on building relationships and incentives for deposit generation. We continue to benefit from our long-term strategy to strengthen and deepen our relationships with our customers, bringing in lower cost core deposits and making it easier to manage our net interest margin.”

Revenue (net interest income plus noninterest income) was $40.5 million at March 31, 2008, up 31% from $30.9 million for the quarter ended March 31, 2007. Return on average assets and return on average equity for the first quarter 2008 increased to 1.39% and 12.60%, respectively, compared to 1.14% and 11.52%, respectively, for the first quarter of the prior year. The efficiency ratio improved to 62.36% at March 31, 2008, compared to 63.39% for the same period in 2007.

First Quarter 2008 Operating Results

Note: First quarter 2007 financial information does not include the results of Mountain Bank Holding Company and Town Center Bancorp, which were both acquired on July 23, 2007.

Net Interest Income

Net interest income increased $5.6 million to $30.3 million, in the first quarter 2008 compared to the first quarter 2007, primarily due to loan growth. The Company’s net interest margin increased slightly to 4.38% in the first quarter 2008, compared with 4.37% in the first quarter 2007 and with 4.29% during the fourth quarter of 2007.

Average interest-earning assets increased to $2.91 billion, or 21%, during the first quarter of 2008, compared with $2.39 billion during the first quarter 2007. The yield on average interest-earning assets decreased 27 basis points to 6.89% at March 31, 2008, from 7.16% at March 31, 2007. Average interest-bearing liabilities increased 24% to $2.34 billion from $1.89 billion last year. The cost of average interest-bearing liabilities decreased 42 basis points to 3.11% in the first quarter of 2008, compared to 3.53% in the first quarter of 2007.

Noninterest income

Total noninterest income for the first quarter 2008 increased to $10.2 million, or 64%, from $6.2 million a year ago. The increase in noninterest income during the first quarter of 2008 as compared to first quarter 2007 was primarily due to the gain recognized from both the Visa IPO and the sale of investment securities.

Noninterest expense

Noninterest expense for the first quarter of 2008 was $23.6 million, an increase of 15% from $20.4 million for the same period in 2007. This increase was primarily due to increased compensation and employee benefits as well as occupancy expenses. Legal and professional services were positively impacted in the current quarter as a result of the partial reversal of legal expenses accrued in the fourth quarter of 2007 related to Visa litigation expenses. The Company’s efficiency ratio improved to 62.36% for the first quarter 2008, compared with 63.39% for the same period in 2007.

Nonperforming Assets and Loan Loss Provision

The Company added $2.1 million to its provision for loan losses in the first quarter, compared to $1.4 million in the fourth quarter of 2007 and $638,000 in the first quarter of 2007. The allowance for loan and lease losses at quarter-end totaled $27.9 million, representing 1.21% of total loans outstanding. Non-performing assets were $15.0 million, or 0.46% of total assets, at March 31, 2008, compared to $14.6 million, or 0.46%, at year-end 2007, and $3.4 million or 0.13% at March 31, 2007. The Company’s net charge-offs in the current quarter totaled $761,000, or 0.03% of average loans.

The increasing provision for loan and lease losses is a reflection of the continuing weakness in the for-sale housing industry and the economy in general. While the Pacific Northwest continues to outperform the rest of the nation, Columbia is not immune to the challenges faced outside the Northwest region as many customers are engaged in business activities which are impacted by the national economy as a whole. Thus, the increase in the provision expense in comparison to 2007 is reflective of the slowing economy and weakening credit quality. However, management considers that the net charge-offs remain reasonable and will continue to build reserves for possible loan losses.

Conference Call

Columbia will discuss the quarterly results on a conference call on Thursday, April 24, 2008 at 8:00 a.m. PDT (11:00 a.m. EDT). Ms. Dressel noted, “Although we do not typically conduct a conference call with each earnings release, we intend to hold them on a quarterly basis for the foreseeable future in light of the rapidly changing and challenging economy.” Interested investors, analysts, media representatives and the public are invited to listen to this discussion by calling 1-888-318-7969; Conference ID code 43670620. A conference call replay will be available from approximately 11:00 a.m. PDT on April 24 through midnight PDT on Thursday, May 1, 2008. The conference call replay can be accessed by dialing 1-800-642-1687 and entering Conference ID code 43670620.

About Columbia

Headquartered in Tacoma, Washington, Columbia Banking System, Inc. is the holding company of Columbia Bank, a Washington state-chartered full-service commercial bank. With the 2007 acquisitions of Mountain Bank Holding Company and Town Center Bancorp and the 2008 internal merger of its subsidiary, Bank of Astoria, into Columbia Bank, Columbia Banking System has 55 banking offices in Pierce, King, Cowlitz, Kitsap, Thurston and Whatcom counties in Washington State, and Clackamas, Clatsop, Tillamook and Multnomah counties in Oregon. Included in Columbia Bank are former branches of Mt. Rainier National Bank, doing business as Mt. Rainier Bank, with 7 branches in King and Pierce counties. Columbia Bank does business under the Bank of Astoria name at the Bank of Astoria’s former branches located in Astoria, Warrenton, Seaside and Cannon Beach in Clatsop County and in Manzanita in Tillamook County. More information about Columbia can be found on its website at www.columbiabank.com.

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Note Regarding Forward Looking Statements

This news release includes forward looking statements, which management believes are a benefit to shareholders. These forward looking statements describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of our style of banking and the strength of the local economy. The words “will,” “believe,” “expect,” “should,” and “anticipate” and words of similar construction are intended in part to help identify forward looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in our filings with the SEC, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) local and national economic conditions are less favorable than expected or have a more direct and pronounced effect on us than expected and adversely affect our ability to continue internal growth at historical rates and maintain the quality of our earning assets; (2) a continued decline in the housing/real estate market; (3) changes in interest rates significantly reduce interest margins and negatively affect funding sources; (4) deterioration of credit quality that could, among other things, increase defaults and delinquency risks in the Banks’ loan portfolios (5) projected business increases following strategic expansion activities are lower than expected; (6) competitive pressure among financial institutions increases significantly; (7) legislation or regulatory requirements or changes adversely affect the businesses in which we are engaged; and (8) our ability to realize the efficiencies we expect to receive from our investments in personnel, acquisitions and infrastructure.

FINANCIAL STATISTICS
Columbia Banking System, Inc. Unaudited

	Three Months Ended March 31,
(in thousands, except per share amounts)	2008	2007
Earnings
Net interest income	$30,327	$24,703
Provision for loan and lease losses	$2,076	$638
Noninterest income	$10,157	$6,177
Noninterest expense	$23,554	$20,402
Net income	$10,977	$7,283
Per Share
Net income (basic)	$0.61	$0.45
Net income (diluted)	$0.61	$0.45
Averages
Total assets	$3,186,013	$2,586,025
Interest-earning assets	$2,906,172	$2,392,372
Loans	$2,304,588	$1,765,692
Securities	$582,056	$597,952
Deposits	$2,455,190	$2,001,136
Core deposits	$1,610,345	$1,444,210
Shareholders’ equity	$350,271	$256,292
Financial Ratios
Return on average assets	1.39%	1.14%
Return on average equity	12.60%	11.52%
Return on average tangible equity(1)	18.33%	13.38%
Average equity to average assets	10.99%	9.91%
Net interest margin	4.38%	4.37%
Efficiency ratio (tax equivalent) (2)	62.36%	63.39%

	March 31,		December 31, 2007
	2008	2007
Period end
Total assets	$3,246,586	$2,676,204	$3,178,713
Loans	$2,300,465	$1,833,852	$2,282,728
Allowance for loan and lease losses	$27,914	$20,819	$26,599
Securities	$598,470	$599,306	$572,973
Deposits	$2,526,514	$2,081,026	$2,498,061
Core deposits	$1,682,255	$1,518,797	$1,671,659
Shareholders’ equity	$351,667	$261,329	$341,731
Book value per share	$19.45	$16.17	$19.03
Tangible book value per share	$13.77	$14.16	$13.29
Nonperforming assets
Nonaccrual loans	$14,368	$2,580	$14,005
Restructured loans	468	806	456
Other personal property owned	187	—	—
Other real estate owned	—	—	181

Total nonperforming assets	$15,023	$3,386	$14,642

Nonperforming loans to period-end loans	0.64%	0.18%	0.63%
Nonperforming assets to period-end assets	0.46%	0.13%	0.46%
Allowance for loan and lease losses to period-end loans	1.21%	1.14%	1.17%
Allowance for loan and lease losses to nonperforming loans	188.15%	614.86%	183.94%
Allowance for loan and lease losses to nonperforming assets	185.81%	614.86%	181.66%
Net loan charge-offs	$761 (3)	$1 (4)	$380 (5)

(1)	Annualized net income, excluding core deposit intangible asset amortization, divided by average daily shareholders’ equity, excluding average goodwill and average core deposit intangible asset.

(2)

Noninterest expense divided by the sum of net interest income and noninterest income on a tax equivalent basis, excluding gain/loss on sale of investment securities, net cost (gain) of OREO, gain on redemption of Visa shares, and recapture of previously accrued Visalitigation expense

(3)	For the three months ended March 31, 2008.

(4)	For the three months ended March 31, 2007.

(5)	For the twelve months ended December 31, 2007.

FINANCIAL STATISTICS
Columbia Banking System, Inc. Unaudited

	Period End
	March 31,		December 31,
(in thousands)	2008	2007	2007
Loan Portfolio Composition
Commercial business	$780,177	$681,534	$762,365
Real Estate:
One-to-four family residential	62,733	47,876	60,991
Five or more family residential and commercial	843,148	691,758	852,139

Total Real Estate	905,881	739,634	913,130
Real Estate Construction:
One-to-four family residential	282,797	139,806	269,115
Five or more family residential and commercial	155,362	128,728	165,490

Total Real Estate Construction	438,159	268,534	434,605
Consumer	180,016	147,435	176,559

Subtotal loans	2,304,233	1,837,137	2,286,659
Less: Deferred loan fees	(3,768)	(3,285)	(3,931)

Total loans	$2,300,465	$1,833,852	$2,282,728

Loans held for sale	$5,944	$2,999	$4,482

Deposit Composition
Demand and other noninterest bearing	$508,955	$447,052	$468,237
Interest bearing demand	471,980	430,967	478,596
Money market	584,834	530,542	609,502
Savings	116,486	110,236	115,324
Certificates of deposit	844,259	562,229	826,402

Total deposits	$2,526,514	$2,081,026	$2,498,061

QUARTERLY FINANCIAL STATISTICS
Columbia Banking System, Inc. Unaudited

	Three Months Ended
(in thousands, except per share amounts)	Mar 31 2008	Dec 31 2007	Sept 30 2007	Jun 30 2007	Mar 31 2007
Earnings
Net interest income	$30,327	$29,562	$28,860	$25,695	$24,703
Provision for loan and lease losses	$2,076	$1,407	$1,231	$329	$638
Noninterest income	$10,157	$7,199	$7,631	$6,741	$6,177
Noninterest expense	$23,554	$25,736	$22,425	$20,266	$20,402
Net income	$10,977	$7,298	$9,256	$8,544	$7,283
Per Share
Net income [basic]	$0.61	$0.41	$0.53	$0.53	$0.45
Net income [diluted]	$0.61	$0.41	$0.53	$0.53	$0.45
Averages
Total assets	$3,186,013	$3,131,122	$2,969,197	$2,654,863	$2,586,025
Interest-earning assets	$2,906,172	$2,836,045	$2,702,487	$2,460,603	$2,392,372
Loans	$2,304,588	$2,241,893	$2,102,281	$1,846,163	$1,765,692
Securities	$582,056	$572,412	$572,124	$582,378	$597,952
Deposits	$2,455,190	$2,487,356	$2,382,881	$2,090,273	$2,001,136
Core deposits	$1,610,345	$1,632,722	$1,610,523	$1,485,966	$1,444,210
Shareholders’ equity	$350,271	$335,510	$301,499	$262,905	$256,292
Financial Ratios
Return on average assets	1.39%	0.92%	1.24%	1.29%	1.14%
Return on average equity	12.60%	8.63%	12.18%	13.04%	11.52%
Return on average tangible equity	18.33%	13.08%	15.81%	15.04%	13.38%
Average equity to average assets	10.99%	10.72%	10.15%	9.90%	9.91%
Net interest margin	4.38%	4.29%	4.40%	4.36%	4.37%
Efficiency ratio (tax equivalent)	62.36%	62.83%	59.23%	60.04%	63.39%
Period end
Total assets	$3,246,586	$3,178,713	$3,122,744	$2,660,946	$2,676,204
Loans	$2,300,465	$2,282,728	$2,212,751	$1,859,592	$1,833,852
Allowance for loan and lease losses	$27,914	$26,599	$25,380	$21,339	$20,819
Securities	$598,470	$572,973	$577,712	$570,742	$599,306
Deposits	$2,526,514	$2,498,061	$2,477,794	$2,117,325	$2,081,026
Core deposits	$1,682,255	$1,671,659	$1,637,530	$1,472,206	$1,518,797
Shareholders’ equity	$351,667	$341,731	$329,969	$259,773	$261,329
Book value per share	$19.45	$19.03	$18.45	$16.07	$16.17
Tangible book value per share	$13.77	$13.29	$12.79	$14.06	$14.16
Nonperforming assets
Nonaccrual loans	$14,368	$14,005	$9,983	$4,972	$2,580
Restructured loans	468	456	257	985	806
Other personal property owned	187	—	—	32	—
Other real estate owned	—	181	181	—	—

Total nonperforming assets	$15,023	$14,642	$10,421	$5,989	$3,386

Nonperforming loans to period-end loans	0.64%	0.63%	0.46%	0.32%	0.18%
Nonperforming assets to period-end assets	0.46%	0.46%	0.33%	0.23%	0.13%
Allowance for loan and lease losses to period-end loans	1.21%	1.17%	1.15%	1.15%	1.14%
Allowance for loan and lease losses to nonperforming loans	188.15%	183.94%	247.85%	358.22%	614.86%
Allowance for loan and lease losses to nonperforming assets	185.81%	181.66%	243.55%	356.30%	614.86%
Net loan charge-offs (recoveries)	$761	$188	$382	$(191)	$1

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

Columbia Banking System, Inc.

(Unaudited)

	Three Months Ended March 31,
(in thousands except per share)	2008	2007
Interest Income
Loans	$41,303	$34,030
Taxable securities	4,429	4,774
Tax-exempt securities	2,001	1,960
Dividends	551	11
Federal funds sold and deposits with banks	149	371

Total interest income	48,433	41,146
Interest Expense
Deposits	14,835	12,159
Federal Home Loan Bank advances	2,582	3,179
Long-term obligations	487	507
Other borrowings	202	598

Total interest expense	18,106	16,443

Net Interest Income	30,327	24,703
Provision for loan and lease losses	2,076	638

Net interest income after provision for loan and lease losses	28,251	24,065
Noninterest Income
Service charges and other fees	3,568	2,959
Merchant services fees	1,916	1,969
Gain on sale of investment securities, net	882	—
Gain on redemption of Visa shares	1,962	—
Bank owned life insurance (“BOLI”)	505	426
Other	1,324	823

Total noninterest income	10,157	6,177
Noninterest Expense
Compensation and employee benefits	13,396	11,358
Occupancy	3,259	2,837
Merchant processing	866	823
Advertising and promotion	581	547
Data processing	815	567
Legal & professional services	(51)	823
Taxes, licenses & fees	751	613
Net gain of other real estate owned	(23)	—
Other	3,960	2,834

Total noninterest expense	23,554	20,402

Income before income taxes	14,854	9,840
Provision for income taxes	3,877	2,557

Net Income	$10,977	$7,283

Net income per common share:
Basic	$0.61	$0.45
Diluted	$0.61	$0.45
Dividend paid per common share	$0.17	$0.15
Average number of common shares outstanding	17,850	16,104
Average number of diluted common shares outstanding	17,978	16,262

CONSOLIDATED CONDENSED BALANCE SHEETS Columbia Banking System, Inc. (Unaudited)

(in thousands)			March 31, 2008	December 31, 2007
Assets
Cash and due from banks			$82,950	$82,735
Interest-earning deposits with banks			9,165	11,240
Federal funds sold			31,500	—

Total cash and cash equivalents			123,615	93,975
Securities available for sale at fair value (amortized cost of $576,372 and $558,685, respectively)			582,029	561,366
Federal Home Loan Bank stock at cost			16,441	11,607
Loans held for sale			5,944	4,482
Loans, net of deferred loan fees of ($3,768) and ($3,931), respectively			2,300,465	2,282,728
Less: allowance for loan and lease losses			27,914	26,599

Loans, net			2,272,551	2,256,129
Interest receivable			14,200	14,622
Premises and equipment, net			56,291	56,122
Other real estate owned			—	181
Goodwill			95,981	96,011
Core deposit intangible, net			6,754	7,050
Other assets			72,780	77,168

Total Assets			$3,246,586	$3,178,713

Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing			$508,955	$468,237
Interest-bearing			2,017,559	2,029,824

Total deposits			2,526,514	2,498,061
Short-term borrowings:
Federal Home Loan Bank advances			256,400	257,670
Securities sold under agreements to repurchase			25,000	—
Other borrowings			5,321	5,061

Total short-term borrowings			286,721	262,731
Long-term subordinated debt			25,540	25,519
Other liabilities			56,144	50,671

Total liabilities			2,894,919	2,836,982
Shareholders’ equity:
Preferred stock (no par value)
Authorized, 2 million shares; none outstanding			—	—

	March 31, 2008	December 31, 2007
Common stock (no par value)
Authorized shares	63,034	63,034
Issued and outstanding	18,084	17,953	228,156	226,550
Retained earnings			115,932	110,169
Accumulated other comprehensive income			7,579	5,012

Total shareholders’ equity			351,667	341,731
Total Liabilities and Shareholders’ Equity			$3,246,586	$3,178,713